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    FORM 5
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                                                        OMB APPROVAL
                                               ------------------------------
                                                OMB Number:          3235-0362
                                                Expires:      January 31, 2005
                                                Estimated average burden
                                                hours per response.........1.0
                                                ------------------------------

 [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

 [X]  Form 3 Holdings Reported

 [ ]  Form 4 Transactions Reported



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

      ZHANG                             JIANJUN
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     (Last)                            (First)              (Middle)

     524 WESTGATE DRIVE
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                                       (Street)

     EDISON                              NJ                   08820
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     (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     WESTON TECHNOLOGIES CORP.     No Ticker or Trading Symbol
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     DECEMBER 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

          PRESIDENT AND SECRETARY
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                             5.             6.
                                                             4.                              Amount of      Owner-
                                   2A.                       Securities Acquired (A) or      Securities     ship
                        2.         Deemed       3.           Disposed of (D)                 Beneficially   Form:      7.
                        Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Owned          Direct     Nature of
                        action     Date,        Code         -----------------------------   at the end     (D) or     Indirect
1.                      Date       if any       (Instr. 8)                 (A)               of Issuer's    Indirect   Beneficial
Title of Security       (Month/    (Month/      ------------               or                Fiscal Year    (I)        Ownership
(Instr. 3)              Day/Year)  Day/Year)                   Amount      (D)     Price    (Instr. 3 & 4) (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     By Waywood
COMMON STOCK                                       P                                          5,000,000        I   Investment Ltd.
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====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   ities     ity      In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      action   Date if  Code     of (D)        (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)              (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

EXPLANATION OF RESPONSES:



         /s/ JIANJUN ZHANG                                 January 21, 2003
  ------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                          Page 2


                                                                 SEC 2270 (9-02)